Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-180316 and 333-168394 on Form S-3 and Nos. 333-184849 and 333-42266 on Form S-8 of our report dated January 28, 2015, relating to the consolidated financial statements of Unitil Corporation and subsidiaries and the effectiveness of Unitil Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

January 28, 2015

Boston, Massachusetts